Exhibit 10.3

STOCK OPTION GRANT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this [    ] day of [            ] 200[    ] between J.CREW GROUP INC. (the “Company”) and [                    ] (the “Participant”).

WHEREAS, the Company has adopted and maintains the J. Crew Group, Inc. 2008 Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its shareholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the Grant to Participants in the Plan of [Non-Qualified/ Incentive] Stock Options to purchase shares of Common Stock of the Company;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby Grants to the Participant [a NON-QUALIFIED STOCK OPTION/ an INCENTIVE STOCK OPTION] (the “Option”) with respect to [            ] shares of Common Stock of the Company.

2. Grant Date. The Grant Date of the Option hereby granted is [            ].

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Committee, shall govern. All capitalized terms used herein shall have the meanings given to such terms in the Plan.

4. Exercise Price. The exercise price of each share underlying the Option hereby granted is [            ].

5. Vesting Date. The Option shall become exercisable as follows: [            ]. Notwithstanding the foregoing, if within the one-year period following a Change in Control the Participant’s employment is terminated by the Company or its affiliate without Cause or by the Participant for Good Reason, all outstanding Options held by such Participant shall become immediately exercisable as of the effective date of such termination of the Participant’s employment.

6. Expiration Date. Subject to the provisions of the Plan, with respect to the Option or any portion thereof which has not become exercisable, the Option shall expire on the date the Participant’s employment is terminated for any reason, and with respect to any Option or any portion thereof which has become exercisable, the Option shall expire on the earlier of (i) 90 days after the Participant’s termination of employment other than for Cause, Retirement, death, or Disability; (ii) one year after termination of the Participant’s employment by reason of death, Retirement or Disability; (iii) the commencement of business on the date the Participant’s employment is, or is deemed to have been, terminated for Cause; or (iv) the [            ] anniversary of the Grant Date.

7. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

8. Limitation on Transfer. During the lifetime of the Participant, the Option shall be exercisable only by the Participant. The Option shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution. [ Notwithstanding the foregoing, the Participant may request authorization from the Committee to assign the Participant’s rights with respect to the Option granted herein to a trust or custodianship, the beneficiaries of which may include only the Participant, the Participant’s spouse or the Participant’s lineal descendants (by blood or adoption), and, if the Committee Grants such authorization, the Participant may assign the Participant’s rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Stock Option Grant Agreement and shall be entitled to all the rights of the Participant under the Plan. ]1 All shares of Common Stock obtained pursuant to the Option granted herein shall not be transferred except as provided in the Plan.

9. Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of NEW YORK, without regard to the provisions governing conflict of laws.

12. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above.

J.CREW GROUP INC.

By:

[	]
Title:

[	]

[Participant’s Name]

[1]	This provision will not be used for incentive stock option grants.